As filed with the Securities and Exchange Commission on November 22, 2022

Registration Statement Nos. 333-257440, 333-259797 and 333-264781

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-4

and

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

and

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROCKET LAB USA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

98-1550340

(I.R.S. Employer Identification Number)

3881 McGowen Street

Long Beach, California 90808

(714) 465-5737

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Beck

Chief Executive Officer

3881 McGowen Street

Long Beach, California 90808

(714) 465-5737

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. Stuart Ogg Goodwin Procter LLP 601 Marshall Street Redwood City, CA 94063 (650) 752-3100	Arjun Kampani Senior Vice President, General Counsel and Secretary Rocket Lab USA, Inc. 3881 McGowen Street Long Beach, CA 90808

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instructions I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), as further described below under the heading “Explanatory Note,” the prospectus contained in this Post-Effective Amendment No. 3 to Form S-4 on Form S-3, Post-Effective Amendment No. 2 to Form S-1 on Form S-3 and Post-Effective Amendment No. 1 to Form S-1 on Form S-3 (collectively, the “Post-Effective Amendment”) is being filed as a combined prospectus in connection with (a) the Registration Statement on Form S-4 (File No. 333-257440) originally declared effective by the SEC on July 21, 2021, as amended, (b) the Registration Statement on Form S-1 (File No. 333-259797) originally declared effective by the Securities and Exchange Commission (the “SEC”) on October 7, 2021, as amended, and (c) the Registration Statement on Form S-1 (File No. 333-264781) declared effective by the SEC on May 27, 2022 ((a), (b) and (c) above, collectively, the “Prior Registration Statements”). Accordingly, upon effectiveness, this Registration Statement on Form S-3 will constitute a post-effective amendment to each of the prior registration statements referenced in clauses (a), (b) and (c) of the preceding sentence and such post-effective amendments will become effective concurrently with the effectiveness of this Post-Effective Amendment in accordance with Section 8(c) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On September 24, 2021, Rocket Lab USA, Inc. (“Rocket Lab” or the “Company”) filed a Registration Statement on Form S-1 (File No. 333-259797), which was declared effective on October 7, 2021 (the “October Registration Statement”) relating the registration of (i) the resale by selling securityholders named herein (the “Selling Securityholders”) of up to 46,700,000 shares of common stock, $0.0001 par value (“common stock”), of Rocket Lab originally issued pursuant to subscription agreements, dated as of March 1, 2021, with certain investors in connection with the Business Combination (as defined herein), (ii) the resale by Selling Securityholders of 8,903,322 shares of common stock underlying outstanding stock options and restricted stock units assumed by the Company in the Business Combination and (iii) the resale by Selling Securityholders of 878,887 outstanding shares of common stock by Selling Securityholders that were issued on cashless exercise of warrants assumed by the Company in the Business Combination. In addition, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the October Registration contained a combined prospectus related to the Registration Statement on Form S-4 (File No. 333-257440), which was declared effective on July 21, 2021, as amended (the “July Registration Statement”), relating to, among other securities, (i) the issuance by the Company of 16,266,666 shares of common stock upon the exercise of warrants to purchase shares of common stock the Company, (ii) the resale by Selling Securityholders of 5,600,000 private placement warrants to purchase common stock, (iii) the resale by Selling Securityholders of 5,600,000 shares of common stock underlying the private placement warrants, (iv) the resale by Selling Securityholders of 8,000,000 shares of common stock issued upon consummation of the Business Combination in exchange for shares of Vector’s (a defined herein) Class B ordinary shares originally issued in a private placement to Vector’s initial shareholders and (v) the resale by Selling Securityholders of 347,321,184 shares of common stock issued or issuable to former equity holders of Legacy Rocket Lab (as defined herein) pursuant to the Business Combination, including 320,620,531 shares of common stock outstanding as of the date of this Registration Statement and up to 26,700,653 Earnout Shares (as defined herein) reserved for issuance to Legacy Rocket Lab equity holders in the Business Combination subject to certain market price-based target requirements. On May 4, 2022, Post-Effective Amendment No. 2 to the July Registration Statement and Post-Effective Amendment No. 1 to the October Registration Statement were each declared effective by the Securities and Exchange Commission.

On May 9, 2022, Rocket Lab filed a Registration Statement on Form S-1 (File No. 333-264781), which was declared effective on May 27, 2022 (the “May Registration Statement”, and together with the July Registration Statement and the October Registration Statement, the “Prior Registration Statements”) relating the registration of up to 2,676,864 shares of common stock, including 1,720,841 shares of common stock issued to the Selling Securityholders and up to 956,023 shares reserved for issuance to the Selling Securityholders subject to performance based earn-out pursuant to the PSC Acquisition (as defined herein).

This Post-Effective Amendment (this “Post-Effective Amendment”) does not register any additional securities and relates solely to securities registered previously. This Post-Effective Amendment to each of the Prior Registration Statements is being filed (i) pursuant to Rule 429 under the Securities Act to combine the prospectuses included in the July Registration Statement, the October Registration Statement and the May Registration Statement, (ii) convert each of the Prior Registration Statements into a registration statement on Form S-3, (iii) to make certain updates to the prospectus that forms a part of this Post-Effective Amendment and (iv) to update the section titled “Selling Securityholders” contained in the prospectus included herein to reflect, among other things, earlier sales or dispositions of common stock made by certain of the named selling stockholders. All filing fees payable in connection with the registration of the securities were previously paid in connection with the original filing of each of the July Registration Statement, the October Registration Statement and the May Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2022

PRELIMINARY PROSPECTUS

Up to 279,438,367 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to 279,438,367 shares of common stock, consisting of (i) up to 11,946,346 shares of common stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into on March 1, 2021 (the “PIPE Financing”); (ii) up to 8,247,169 shares attributable to restricted stock units and stock options of Legacy Rocket Lab prior to the Business Combination; (iii) up to 8,000,000 shares of common stock issued upon consummation of the Business Combination, in exchange for shares of our Class B ordinary shares originally issued in a private placement to Vector’s initial shareholders; (iv) up to 1,592,080 shares of common stock issued on cashless exercise of private placement warrants assumed by the registrant in the Business Combination; (v) up to 247,018,409 shares of common stock issued or issuable to former equity holders of Legacy Rocket Lab pursuant to the Business Combination, and (vi) up to 2,634,363 shares of common stock, including 1,678,340 shares of common stock issued to certain of the Selling Securityholders (the “PSC Closing Shares”) in the PSC Acquisition (as defined herein) and up to 956,023 shares (the “PSC Earnout Shares” and, together with the PSC Closing Shares, the “PSC Shares”) reserved for issuance to the Selling Securityholders subject to performance based earn-out pursuant to the PSC Acquisition.

On November 15, 2021, the Company entered into an Agreement and Plan of Merger (the “PSC Merger Agreement”), by and among the Company, Platinum Merger Sub, Inc. (“Platinum Merger Sub”), Planetary Systems Corporation (“PSC”), and Michael Whalen as shareholder representative, which provided for, among other things, the merger of Platinum Merger Sub with and into PSC, with PSC being the surviving corporation of the merger and a direct, wholly owned subsidiary of the Company (the “PSC Acquisition”). Pursuant to the terms of the Merger Agreement, all of the issued and outstanding shares of PSC were cancelled in exchange for aggregate consideration of approximately $42 million in cash, 1,720,841 shares of the Company’s common stock, and up to 956,023 PSC Earnout Shares. On November 30, 2021, the Company completed the PSC Acquisition and issued the PSC Closing Shares to the Selling Securityholders in a private placement transaction exempt from the registration requirements of the Securities Act.

The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See “Plan of Distribution” beginning on page 18 of this prospectus.

Our common stock are listed on Nasdaq (as defined herein) under the symbol “RKLB.” On November 21, 2022, the closing price of our common stock was $4.32 per share.

Investing in our securities involves a high degree of risk. Before you invest in our securities, you should carefully read the section entitled “Risk Factors” on page 6 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2022.

i

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus or the context otherwise requires, the following terms shall have the following meanings:

•	“Board” means the board of directors of Rocket Lab;

•	“Business Combination” means the transactions completed under the Merger Agreement, including the Domestication, the Mergers and the PIPE Financing;

•	“Bylaws” means our bylaws;

•	“Certificate of Incorporation” means our certificate of incorporation;

•

“Class B ordinary shares” or “founder shares” means the 8,000,000 Class B ordinary shares, par value $0.0001 per share, of Vector outstanding that were initially issued to our Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders) in a private placement prior to Vector’s initial public offering, and, in connection with the Domestication, which automatically converted into an equal number of shares of common stock;

•	“Closing Date” means August 25, 2021;

•	“DGCL” means Delaware General Corporation Law;

•

“Domestication” means the transfer by way of continuation and deregistration of Vector from the Cayman Islands and the continuation and domestication of Vector as a corporation incorporated in the State of Delaware;

•	“initial public offering” means Vector’s initial public offering that was consummated on September 29, 2020;

•	“Initial Shareholders” means the Sponsor, John Herr, and David Kennedy who held Class B ordinary shares;

•	“Legacy Rocket Lab” means Rocket Lab USA, Inc., a Delaware corporation, prior to the consummation of the Business Combination;

•

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 1, 2021, as amended by Amendment No. 1 thereto, dated May 7, 2021 and Amendment No. 2, thereto dated June 25, 2021 (as may be further amended, supplemented or otherwise modified from time to time), by and among Vector, Rocket Lab and Prestige USA Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Rocket Lab;

•	“Mergers” means the First Merger and the Second Merger;

•	“Nasdaq” means The Nasdaq Stock Market LLC;

•

“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors subscribed for an aggregate of 46,700,000 shares of common stock for an aggregate purchase price of $467,000,000;

•	“PIPE Investors” means the investors who agreed to participate in the PIPE Financing and entered into the Subscription Agreements;

•	“PIPE Shares” means the 46,700,000 shares of common stock issued in the PIPE Financing;

•

“private placement warrants” means the 5,600,000 private placement warrants outstanding as of the date of this prospectus that were issued to the Sponsor as part of the initial public offering, which are substantially identical to the public warrants sold as part of the units in the initial public offering, subject to certain limited exceptions;

•	“public warrants” means the currently outstanding 10,666,666 redeemable warrants to purchase common stock that were issued by Vector in its initial public offering;

•

“Second Amended and Restated Registration Rights Agreement” means the Second Amended and Restated Registration Rights Agreement entered into on August 25, 2021, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, by and among Vector, the Sponsor, and certain former stockholders of Rocket Lab.

•

“Rocket Lab Holders” means the holders of (i) common stock of Legacy Rocket Lab, (ii) preferred stock of Legacy Rocket Lab, (iii) Legacy Rocket Lab warrants, and (iv) any other securities of Legacy Rocket Lab that provided the holder thereof the right to acquire shares of common stock of Rocket Lab in connection with the Business Combination, including equity awards of Legacy Rocket Lab, in each case, held immediately prior to the effectiveness of the First Merger;

•

“Rocket Lab warrants” means the warrants to purchase up to 891,380 shares of common stock attributable to Legacy Rocket Lab warrants prior to the Business Combination, which had a weighted average exercise price of approximately $0.29 per share;

•	“Sponsor” means Vector Acquisition Partners, L.P., a Cayman Islands exempted limited partnership;

•	“Subscription Agreements” means the subscription agreements, entered into by Vector and each of the PIPE Investors in connection with the PIPE Financing;

•

“units” means the former units of Vector, each unit consisting of one Class A ordinary share and one-third of one warrant, with such whole warrant representing the right to acquire one Class A ordinary share, that were offered and sold by Vector in its initial public offering;

•	“Vector” means Vector Acquisition Corporation, a Cayman Islands exempted company, prior to giving effect to the Domestication; and

•	“warrants” means the public warrants and the private placement warrants.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC. We and the Selling Securityholders and their permitted transferees may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering.

A prospectus supplement may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in, or incorporated by reference into, this prospectus, and any applicable prospectus supplement.

Neither we nor the Selling Securityholders have authorized anyone to provide you with different or additional information. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to the “Company,” “Rocket Lab,” “we,” “us” or “our” refers to Rocket Lab USA, Inc, a Delaware corporation, prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to Rocket Lab and its consolidated subsidiaries following the Business Combination. References to “Vector” refer to our predecessor company prior to the consummation of the Business Combination.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE COMPANY

Overview

We are an end-to-end space company with an established track record of mission success. We deliver reliable launch services, spacecraft design services, spacecraft components, spacecraft manufacturing and other spacecraft and on-orbit management solutions that make it faster, easier and more affordable to access space.

While our business has historically been centered on the development of small-class launch vehicles and the related sale of launch services, we are currently innovating in the areas of medium-class launch vehicles and launch services, space systems design and manufacturing, and on-orbit management solutions. We continue to evaluate opportunities to participate in space data applications and services. Each of these initiatives addresses a critical component of the end-to-end solution and our value proposition for the space economy:

•	Launch Services is the design, manufacture, and launch of orbital rockets to deploy payloads to various Earth orbits and interplanetary destinations.

•	Space Systems is the design and manufacture of spacecraft components and spacecraft program management services, space data applications and mission operations.

Electron is our orbital small launch vehicle that was designed from the ground up to accommodate a high launch rate business model to meet the growing and dynamic needs of our customers for small launch services. Since its maiden launch in 2017, Electron has become the leading small spacecraft launch vehicle delivering 150 spacecraft to orbit for government and commercial customers across 27 successful missions through September 30, 2022. In 2021, Electron was the second most frequently launched rocket by companies operating in the United States (“U.S.”) and established Rocket Lab as the fourth most frequent launcher globally. Our launch services program has seen us develop many industry-leading innovations, including 3D printed electric turbo-pump rocket engines, fully carbon composite first stage fuel tanks, a private orbital launch complex, a rocket stage that can be configured to convert into a highly capable spacecraft on orbit, and the potential ability to successfully recover a stage from space, providing a path to reusability.

In March 2021, we announced plans to develop our reusable-ready medium-capacity Neutron launch vehicle which will increase the payload capacity of our space launch vehicles to approximately 13,000 kg for launches to low Earth orbit and lighter payloads into higher orbits. Neutron will be tailored for commercial and U.S. government constellation launches and capable of human space flight, enabling us to provide crew and cargo resupply to the International Space Station. Neutron will also provide a dedicated service to orbit for larger civil, defense and commercial payloads that need a level of schedule control and high-flight cadence. Neutron is expected to have the capability of launching nearly all of the spacecraft configurations that we expect to be launched through 2029 and we expect to be able to leverage Electron’s flight heritage, various vehicle subsystems designs, launch complexes and ground station infrastructure.

Our space systems initiative is supported by the design and manufacture of our Photon family of small spacecraft along with a range of components, software and services for spacecraft, including reaction wheels, star trackers, radios, separation systems, solar solutions, command and control software, high voltage space grade battery solutions, and additional products in development to serve a wide variety of sub-system functions. We entered this market with our acquisition of leading spacecraft components manufacturer Sinclair Interplanetary, and have since expanded our market participation with the acquisitions of Planetary Systems Corporation, SolAero Holdings, Inc. and aerospace software firm Advanced Solutions, Inc. Each of these strategic acquisitions brought incremental vertically-integrated capabilities for our own Photon family of spacecraft and also enabled Rocket Lab to deliver high-volume manufacturing of critical spacecraft components and software solutions at scale prices to the broader spacecraft merchant market. The Photon family of small spacecraft, which are configurable for a range of low Earth orbit, medium Earth orbit, geosynchronous orbit and interplanetary missions enable us to offer an end-to-end mission solution encompassing launch, spacecraft, ground services and mission operations to provide customers with streamlined access to orbit with Rocket Lab as a single mission partner.

Corporate Information

Our corporate headquarters are located at 3881 McGowen Street, Long Beach, California 90808, and our telephone number is (714) 465-5737. Our website is located at www.rocketlabusa.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be made available free of charge on our website as soon as reasonably practicable after we electronically file these materials with, or furnish it to, the SEC on their website located at www.sec.gov. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our common stock is listed on Nasdaq under the symbol “RKLB.”

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

THE OFFERING

Issuer	Rocket Lab USA, Inc.

Securities that may be offered and sold from time to time by the Selling Securityholders named herein	Up to 279,438,367 shares of common stock representing: • Up to 11,946,346 of the PIPE Shares;

• Up to 8,247,169 shares attributable to restricted stock units and stock options of Legacy Rocket Lab prior to the Business Combination;

• Up to 8,000,000 shares of common stock issued to the holders of Vector’s Class B ordinary shares prior to the Domestication;

• Up to 1,592,080 shares of common stock issued upon cashless exercise of the private placement warrants; and

• Up to 247,018,409 shares of common stock issued to Rocket Lab Holders pursuant to the Business Combination.

Up to 2,634,363 shares of common stock representing:

• 1,678,340 shares of common stock issued pursuant to the PSC Acquisition; and

• Up to 956,023 PSC Earnout Shares.

Common stock outstanding	473,257,191 shares of common stock as of November 4, 2022.

Use of proceeds	All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Market for our common stock and warrants	Our common stock is listed on the Nasdaq under the symbol “RKLB.”

Risk factors	Any investment in the common stock offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” elsewhere in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this report may include, for example, statements about:

•	Our ability to effectively manage future growth and achieve operational efficiencies;

•	any inability of us to operate our Electron Launch Vehicle (“Electron”) at its anticipated launch rate could adversely impact our business, financial condition and results of operations;

•	our inability to develop our Neutron Launch Vehicle (“Neutron”) could adversely impact our business, financial condition and results of operations;

•

changes in the competitive and highly regulated industries in which we operate, variations in operating performance across competitors, changes in laws and regulations affecting our business and changes in the combined capital structure;

•	changes in governmental policies, priorities, regulations, mandates or funding for programs in which we or our customers participate, which could negatively impact our business;

•

loss of, or default by, one or more of our key customers or inability of customers to fund contractual commitments, which could result in a decline in future revenues, cancellation of contracted launches or space systems orders or termination or default of existing agreements;

•	changes in applicable laws or regulations;

•

success in retaining or recruiting, or changes required in, officers, key employees or directors, and our ability to attract and retain key personnel, including Peter Beck, our President, Chief Executive Officer and Chairman;

•

defects in or failure of our products to operate in the expected manner, including any launch failure, which could result in a loss of revenue, impact our business, prospects and profitability, increase our insurance rates and damage our reputation and ability to obtain future customers;

•	inability or failure to protect intellectual property;

•	disruptions in the supply of key raw materials or components used to produce our products or increases in prices of raw materials;

•	increasing global inflation and rising interest rates;

•	fluctuations in foreign exchange rates;

•	the ability to implement our business plans, forecasts and other expectations, and identify and realize additional opportunities;

•	the risk of downturns in government and commercial launch services and spacecraft industries;

•	our ability to anticipate changes in the markets for rocket launch services, mission services, spacecraft and spacecraft components;

•	macroeconomic conditions resulting from the global pandemic related to the novel coronavirus (“COVID-19”);

•	the inability to develop and maintain effective internal controls;

•

the diversion of management’s attention and consumption of resources as a result of acquisitions of other companies and success in integrating and otherwise achieving the benefits of recent and potential acquisitions;

•	failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;

•

any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks;

•

the effect of the COVID-19 pandemic on the foregoing, including potential delays in the timing of launches due to government lock-downs, including travel restrictions or other factors impacting travel; and

•	other factors detailed under the section of this prospectus entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks.

The forward-looking statements contained in this prospectus are based on information available to us at the time of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Securityholders” to resell such shares.

All of the shares of common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

The Company’s Certificate of Incorporation authorizes the issuance of 2,500,000,000 shares of common stock, $0.0001 par value per share and 100,000,000 shares of preferred stock, $0.0001 par value.

The following description of our capital stock and provisions of our Certificate of Incorporation and Bylaws are summaries and are qualified by reference to our Certificate of Incorporation and our Bylaws.

Common Stock

Voting rights. Each share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders, including the election of directors, and does not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

Dividend rights. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board out of legally available funds.

Rights upon liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Other rights. No holders of our common stock will be entitled to preemptive, conversion, or subscription rights contained in the Certificate of Incorporation or Bylaws. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that may be designated and issued in the future.

Preferred Stock

Under the Certificate of Incorporation, the Board has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control that may otherwise benefit holders of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

Election of Directors and Vacancies

Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the directors on the Board is divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class II directors shall expire at our annual meeting of stockholders to be held in 2023, and the initial term of office of the

Class III directors shall expire at our annual meeting of stockholders to be held in 2024 and the next term of office of the Class I directors shall expire at our annual meeting of stockholders to be held in 2025. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

Under the Bylaws, except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of preferred stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring on the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.

Subject to the rights, if any, of the holders of any series of preferred stock then outstanding to elect directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, disqualification or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, and not by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of preferred stock then outstanding to elect directors, when the number of directors is increased or decreased, the Board shall, subject to the Certificate of Incorporation, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided, however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full Board until the vacancy is filled.

Quorum

Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If less than a quorum is present at a meeting, the stockholders representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Listing of Securities

The Company’s common stock is currently listed on Nasdaq under the symbol “RKLB.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of our Company. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of our Company to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.

Classified Board of Directors

Our certificate of incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply so long as our common stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals

The Certificate of Incorporation provides that holders of our common stock may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of our stockholders called in accordance with the Bylaws. The Bylaws further provide that special meetings of our stockholders may be called only by a majority of our Board, the Chairperson of the Board or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

The Bylaws provide for advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Amendment to Certificate of Incorporation and Bylaws

We may amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of preferred stock, but in addition to any vote of the holders of any class or series of our stock required by law, (i) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such amendment, voting together as a single class, and (ii) the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of the outstanding shares of each class entitled to vote thereon as a class will be required to amend or repeal certain provisions of the Certificate of Incorporation.

Our Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by our Board shall require the approval of a majority of the directors on our Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws. Notwithstanding any other provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of our stock required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of our capital stock entitled to vote on such amendment, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws, provided that, if our Board recommends that the holders of our capital stock approve any amendment or repeal of the Bylaws at a meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote on such amendment or repeal, voting together as a single class.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1) the board of directors approves the acquisition of stock resulting in such person becoming an interested stockholder or the business combination before the time that the person becomes an interested stockholder;

(2) upon consummation of the transaction resulting in such person becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3) the business combination is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

Limitations on Liability and Indemnification of Officers and Directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, our Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws provide that: (i) we are required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.

We have entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving one of our directors or executive officers for which indemnification is sought.

The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between us and each of its directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. We currently carries liability insurance for our directors and officers. Certain of our directors are also indemnified by their employers with regard to service on our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any state law claims for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee of ours to us or our stockholders; (iii) any action asserting a claim against us or any current or former director, officer or other employee or stockholder of ours arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws; or (iv) any action asserting a claim against us or any current or former director, officer or other employee or stockholder of ours governed by the internal affairs doctrine.

In addition, the Certificate of Incorporation require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act of 1933, as amended.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of:

•	Up to 279,438,367 shares of common stock representing:

•	up to 11,946,346 PIPE Shares;

•	up to 8,247,169 shares attributable to restricted stock units and stock options of Legacy Rocket Lab prior to the Business Combination;

•	up to 8,000,000 shares of common stock issued to the holders of Vector’s Class B ordinary shares prior to the Domestication;

•	up to 1,592,080 shares of common stock issued on cashless exercise of the private placement warrants;

•	up to 247,018,409 shares of common stock issued to Rocket Lab Holders pursuant to the Business Combination;

•	up to 1,678,340 shares of common stock issued to the Selling Securityholders pursuant to the PSC Acquisition; and

•	up to 956,023 PSC Earnout Shares.

The term “Selling Securityholders” includes the securityholders listed in the tables below and their permitted transferees.

The following table is prepared based on information provided to us by the Selling Securityholders as of November 17, 2022. A Selling Stockholder may have sold or transferred some or all of the common stock indicated below with respect to such Selling Stockholder and may in the future sell or transfer some or all of the common stock indicated below in transactions exempt from the registration requirements of the Securities Act rather than under this prospectus. We have based percentage ownership on 473,257,191 shares of common stock outstanding as of November 4, 2022.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such common stock. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

				Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold
Selling Securityholders	Shares of Common Stock Beneficially Owned Prior to this Offering	PSC Earnout Shares**	Number of Shares of Common Stock Being Offered	Number	Percentage
Adam Spice (1)	6,917,667	—	5,121,651	1,796,016	*
Entities affiliated with ArrowMark Partners (2)	1,452,657	—	1,452,657	0	*
Entities affiliated with Bessemer Venture Partners (3)	57,023,508	—	57,023,508	0	*
Blackrock, Inc. (4)	6,000,000	—	6,000,000	0	*
Entities affiliated with Data Collective (5)	10,132,385	—	10,132,385	0	*
David Kennedy (6)	25,000	—	25,000	0	*
Entities affiliated with Diameter Capital Partners LP (7)	500,000	—	500,000	0	*
The Equatorial Trust (8)	54,551,250	—	54,551,250	0	*
The Northern Trust Company it its capacity as custodian for the Future Fund Investment Company No.5 Pty Ltd (9)	28,305,862	—	28,305,862	0	*
Healthcare of Ontario Pension Plan Trust Fund (10)	1,000,000	—	1,000,000	0	*
JAWS Equity Owner 157, LLC (11)	23,000	—	23,000	0	*
John Herr (12)	25,000	—	25,000	0	*
Jon Olson (13)	400,476	—	362,386	38,090	*
Entities affiliated with Khosla Ventures (14)	83,874,688	—	83,874,688	0	*
Merline Saintil (15)	400,476	—	362,386	38,090	*
Michael D. Griffin (16)	190,156	—	152,066	38,090	*
Potentum Partners RL Pty Ltd (17)	1,000,000	—	1,000,000	0	*
President and Fellows of Harvard College (18)	1,000,000	—	1,000,000	0	*
Shaun O’Donnell (19)	2,429,393	—	2,429,393	0	*
Entities affiliated with StepStone Group LP (20)	12,273,414	—	12,273,414	0	*
Entities managed by UBS O’Connor LLC (21)	250,000	—	250,000	0	*
Vector Acquisition Partners, L.P. (22)	9,622,769	—	9,622,769	0	*
WO Select Investments, LLC (23)	1,000,000	—	1,000,000	0	*
David Cowan (24)	974,906	—	936,816	38,090	*
Sven Strohband (25)	239,773	—	239,773	0	*
Donald Gibbons (26)	17,243	9,579	26,822	0	*
Francis Bradford Haughey (27)	17,243	9,579	26,822	0	*
Kathleen Holemans (28)	68,971	38,318	107,289	0	*
Walter Holemans (29)	905,252	502,918	1,408,170	0	*
Donald Kruelski (30)	17,243	9,579	26,822	0	*
J. (John) Bruce McKissock (31)	48,293	220,326	268,619	0	*
Casey Elizabeth McKissock(32)	100,000	—	100,000	0	*
Meredith Lynn McKissock(33)	82,500	—	82,500	0	*
John Garrett McKissock(34)	75,000	—	75,000	0	*
Kathryn Shively McKissock(35)	48,293	—	48,293	0	*
Joseph Reid (36)	212,088	117,827	329,915	0	*
Michael Whalen (37)	86,214	47,897	134,111	0	*

*	less than 1%
**	represents the PSC Earnout Shares.
1.

The number of shares owned prior to the offering and that may be offered for resale includes 5,121,651 shares of common stock issuable upon exercise of options subject to certain vesting conditions, 73,337 shares of common stock and 1,722,679 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions. The principal business address of this individual is 3881 McGowen Street, Long Beach CA 90808.

2.

Consists of (i) 21,593 shares of common stock held by Meridian Enhanced Equity Fund, (ii) 793,060 shares of common stock held by Meridian Growth Fund, and (iii) 638,004 shares of common stock held by Meridian Small Cap Growth Fund. Clay Freeman, the portfolio manager for the investment adviser of Meridian Enhanced Equity Fund, has voting and/or investment control over the shares held by Meridian Enhanced Equity Fund. Chad Meade, the portfolio manager for the investment adviser of Meridian Small Cap Growth Fund and Meridian Growth Fund, has voting and/or investment control over the shares held by Meridian Small Cap Growth Fund and Meridian Growth Fund. The principal business address of the entity is 100 Fillmore Street Suite 325, Denver, CO 80206.

3.

Consists of (i) 31,134,838 shares of common stock held by Bessemer Venture Partners VIII Institutional L.P., (“Bessemer VIII Institutional”), and (ii) 25,888,670 shares of common stock held by Bessemer Venture Partners VIII L.P. (“Bessemer VIII”) and together with Bessemer VIII Institutional, the “Bessemer Entities.” Deer VIII & Co. L.P. (“Deer VIII L.P.”) is the general partner of the Bessemer Entities. Deer VIII & Co. Ltd. (“Deer VIII Ltd.”) is the general partner of Deer VIII L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter and Robert M. Stavis are the directors of Deer VIII Ltd. and hold the voting and dispositive power for the Bessemer Entities. Investment and voting decisions with respect to the shares held by the Bessemer Entities are made by the directors of Deer VIII Ltd. acting as an investment committee. David Cowan, a member of our Board, is a partner at Bessemer Venture Partners. Mr. Cowan disclaims beneficial ownership interest of the securities held by the Bessemer Entities, except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities. The principal business address for each of the Bessemer Entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

4.

The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc.; BlackRock Global Funds – Global Allocation Fund; BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.; BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.; BlackRock Global Allocation Collective Fund; BlackRock Global Funds – Global Dynamic Equity Fund ; BlackRock Capital Allocation Trust; BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Strategic Income Opportunities Bond Fund; BGF ESG Fixed Income Global Opportunities Fund; BGF Fixed Income Global Opportunities Fund; Master Total Return Portfolio of Master Bond LLC; BlackRock Total Return Bond Fund; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Technology Opportunities Fund, a series of BlackRock Funds; and BlackRock Global Funds – World Technology Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

5.

Consists of (i) 2,929,350 shares of common stock held by Data Collective IV, L.P. (“DCVC IV”), and (ii) 7,203,035 shares of common stock held by DCVC Opportunity Fund II, L.P. (“DCVC Opportunity Fund II”). Data Collective IV GP, LLC (“DCVC IV GP”) is the general partner of DCVC IV, and DCVC Opportunity Fund II GP, LLC (“DCVC Opportunity Fund II GP”) is the general partner of DCVC Opportunity Fund II. Matt Ocko, a member of our Board, and Zachary Bogue are the managing members of each of DCVC IV GP and DCVC Opportunity Fund II GP and share voting and dispositive power over the shares held by DCVC IV and DCVC Opportunity Fund II. Mr. Ocko and Mr. Bogue disclaim beneficial ownership interest of the securities held by DCVC IV and DCVC Opportunity Fund II, except to the extent of their pecuniary interest therein, if any. The address of the entities listed herein is 270 University Avenue, Palo Alto, CA 94301.

6.

Mr. Kennedy was on the Board of Directors of Vector prior to the Business Combination. The principal business address of this individual is c/o Serent Capital, 515 Congress Avenue, Suite 1410, Austin, TX 78701.

7.

Includes 500,000 shares of common stock held by Diameter Master Fund LP (“DMF”). Diameter Capital Partners LP is the investment manager of DMF and, therefore, has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of Diameter Capital Partners LP, make voting and investment decisions on behalf of Diameter Capital Partners LP. As a result, Diameter Capital Partners LP, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The principal business address of the entity is 55 Hudson Yards, 29th Floor, New York, NY 10001.

8.

Equatorial Trust is a family trust established by Peter Beck. Peek Street Equatorial Trustee Limited is sole trustee of Equatorial Trust and Peter Beck, Kerryn Beck and Warren Butler are the directors of Peek Street Equatorial Trustee Limited. Equatorial Trust and Peek Street Equatorial Trustee Limited each possess sole voting and investment power and Peter Beck, Kerryn Beck and Warren Butler each possess shared voting and investment power over the shares held by Equatorial Trust and, accordingly, also have beneficial ownership of such shares. Mr. Beck is a member of our Board, as well as its President, Chief Executive Officer and Chairman. Equatorial Trust, Peek Street Equatorial Trustee Limited, Mr. Beck, Kerryn Beck and Warren Butler beneficially owns greater than 5% of the outstanding common stock as a result of the holdings of Equatorial Trust. The principle business address of the entity is 3881 McGowen Street, Long Beach CA 90808.

9.

The Northern Trust Company (ABN 62 126 279 918) is a company incorporated in the State of Illinois in the United States of America, and holds the shares in common stock in its capacity as custodian for Future Fund Investment Company No.5 Pty Ltd (ACN 134 338 926). Future Fund Investment Company No.5 Pty Ltd is a wholly owned subsidiary of the Future Fund Board of Guardians (located at Level 14, 447 Collins Street, Melbourne VIC 3000 Australia), which is an Australian statutory body corporate established pursuant to the Future Fund Act 2006 (Cth). The Future Fund Board of Guardians does not have any shareholders. The principal business address of the entity is Level 14, 447 Collins Street, Melbourne, VIC 3000.

10.	The principal business address of the entity is 1 York Street, Suite 1900, Toronto Ontario Canada, M5J 0B6.

11.	Barry S. Sternlicht has voting and/or investment control over the shares held by JAWS Equity Owner 157, LLC. The principal business address of the entity is 591 Putnam Avenue, Greenwich, CT 06830.

12.

Shares held in trust for the benefit of Mr. Herr and his family. Mr. Herr was on the Board of Directors of Vector prior to the Business Combination. The principal business address of this individual is c/o Arcoro, 9362 East Raintree Drive, Scottsdale, AZ 85260.

13.

The number of shares owned prior to the offering and that may be offered for resale includes 120,795 shares of common stock and 279,681 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions. Mr. Olson is a member of our Board. The principal business address of this individual is 3881 McGowen Street, Long Beach CA, 90808.

14.

Consists of (i) 1,983,677 shares of common stock held by Khosla Ventures Seed B (CF) L.P., (ii) 34,945,825 shares of common stock held by Khosla Ventures Seed B, L.P., (iii) 37,823,617 shares of common stock held by Khosla Ventures V, L.P. and (iv) 9,121,569 shares of common stock held by VK Services, LLC. Khosla Ventures Seed Associates B, LLC (“KVA Seed B”) is the general partner of Khosla Ventures Seed B (CF), L.P. (“KV Seed B (CF)”) and Khosla Ventures Seed B, L.P. (“KV Seed B”). Vinod Khosla is the managing member of VK Services, LLC (“VK Services”), which is the sole manager of KVA Seed B. Each of KVA Seed B, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV Seed B (CF) and KV Seed B, and each of KVA Seed B, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV Seed B (CF) and KV Seed B. Each of KVA Seed B, VK Services and Vinod Khosla disclaims beneficial ownership of such shares, except to the extent of his or its respective pecuniary interests therein. Khosla Ventures Associates V, LLC (“KVA V”) is the general partner of Khosla Ventures V, L.P. (“KV V”). Vinod Khosla is the managing member of VK Services, which is the sole manager of KVA V. Each of KVA V, VK Services and Vinod Khosla may be deemed to possess voting and investment control over such securities held by KV V, and each of KVA V, VK Services and Vinod Khosla may be deemed to have indirect beneficial ownership of such securities held by KV V. Each of KVA V, VK Services and Vinod Khosla disclaims beneficial ownership of such shares, except to the extent of his or its respective pecuniary interests therein. Sven Strohband, a member of our Board, is a partner at Khosla Ventures. The principal business address of the entities is c/o Khosla Ventures, 2128 Sand Hill Road, Menlo Park, CA 94025.

15.

The number of shares owned prior to the offering and that may be offered for resale includes 120,795 shares of common stock and 279,681 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions. Ms. Saintil is a member of our Board. The principal business address of this individual is 3881 McGowen Street, Long Beach, CA 90808.

16.

The number of shares owned prior to the offering and that may be offered for resale includes 190,156 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions. Dr. Griffin is a member of our Board. The principal business address of this individual is 3881 McGowen Street, Long Beach, CA 90808.

17.

Stephen Peter Byrom, David John Simons and Jasmina Osmanovic are all directors of Potentum Partners RL Pty Ltd with the power to vote and dispose of the securities. The principal business address of the entity is Como Centre, 644 Chapel Street Suite 1920, South Yarra Victoria Australia, 3141.

18.

President and Fellows of Harvard College has delegated investment authority over the securities being registered for resale to Harvard Management Company, Inc. Narv Narvekar, Chief Executive Officer of Harvard Management Company Inc., located at 600 Atlantic Ave, Boston, MA 02210, may be deemed to have voting and investment power over the securities being registered for resale in the Registration Statement. The principal business address of the entity is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210.

19.

The number of shares owned prior to the offering and that may be offered for resale includes 569,590 shares of common stock, 135,895 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions and 1,723,908 shares of common stock issuable upon exercise of stock options. Mr. O’Donnell is Rocket Lab’s Chief Engineer – Special Programs Global Operations. The principal business address of this individual is 3881 McGowen Street, Long Beach CA 90808.

20.

Consists of (i) 3,010,397 shares of common stock held by StepStone VC Global Partners VII-A, L.P., (ii) 290,434 shares of common stock held by StepStone VC Global Partners VII-C, L.P., (iii) 1,936,599 shares of common stock held by StepStone Master G, L.P., and (iv) 7,035,984 shares of common stock held by StepStone VC Opportunities IV, L.P.,. StepStone Group LP has replaced Greenspring Associates LLC as the investment advisor effective September 20, 2021. StepStone Group LP is a subsidiary of StepStone Group Inc., a publicly traded company. The principal business address of the entities is 450 Lexington Avenue, 31st Floor, New York, NY 10017.

21.

Consists of (i) 114,975 shares of common stock held by Nineteen77 Global Merger Arbitrage Master Limited, (ii) 19,200 shares of common stock held by Nineteen77 Global Merger Arbitrage Opportunity Fund, (iii) 114,975 shares of common stock held by Nineteen77 Global Multi-Strategy Alpha Master Limited, and (iv) 850 shares of common stock held by IAM Investments ICAV—O’Connor Event Driven. Mr. Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC, the investment manager of the selling securityholders, has voting and/or investment control over the shares held by the selling securityholders. As a result, Mr. Russell may be deemed to beneficially own the shares held by the selling securityholder. Notwithstanding the foregoing, Mr. Russell disclaims any such beneficial ownership, except to the extent of his pecuniary interest. The principal business address of the entities is One N Wacker Drive 31st Floor, Chicago, IL 60606.

22.

Includes 1,592,080 shares of common stock issued pursuant to cashless exercise of the private placement warrants. Also includes 80,098 shares held by Vector Capital V, L.P. and 591 shares held by Vector Entrepreneur Fund V, L.P., each received by distribution from Vector Acquisition Partners Aggregator, L.L.C. Each of Vector Capital V, L.P., Vector Entrepreneur Fund V, L.P. and Vector Acquisition Partners, L.P. is controlled by Vector Capital Partners V, Ltd. (“Vector Partners”). Accordingly, all of the shares held by the Sponsor, Vector Capital V, L.P. and Vector Entrepreneur Fund V, L.P. may be deemed to be beneficially held by Vector Partners. David Baylor, Robert Amen and David Fishman have voting and/or investment control over the shares held by Vector Acquisition Partners, L.P., Vector Capital V, L.P. and Vector Entrepreneur Fund V, L.P. Each of Mr. Baylor, Mr. Amen, Mr. Fishman and Vector Partners disclaims such beneficial ownership except to the extent of their pecuniary interests therein. The principal business address of the entities and individuals is One Market Street, Steuart Tower 23rd Floor, San Francisco, CA 94105.

23.

Mr. Aaron Wolfson has voting and/or investment control over the shares held by WO Select Investments, LLC. Mr. Wolfson disclaims beneficial ownership of the shares held by WO Select Investments, LLC except to the extent of his pecuniary interest. The principal business address of the entity is One State Street Plaza 29th Floor, New York, NY 10025.

24.

Consists of (i) 227,530 shares of common stock held by Cowan Family Trust UDT Dated 10-17-02, (ii) 177,625 shares of common stock held by David Cowan Partners II, a DE Multiple Series LP (Series C) (iii) 38,090 shares of common stock issuable upon settlement of restricted stock units where settlement remains contingent upon satisfaction of vesting conditions, and (iv) 569,751 shares of common stock held by Mr. Cowan. Mr. Cowan is a member of our Board and a partner at Bessemer Venture Partners. The principal business address of this individual is c/o Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA, 90808. Mr. Cowan disclaims beneficial ownership of the securities held by the Bessemer Entities (as defined above) referred to in footnote (4) above, except to the extent of his pecuniary interest, if any, in such securities by virtue of his indirect interest in the Bessemer Entities.

25.

Shares held in trust for the benefit of Dr. Strohband and his family. Dr. Strohband is a member of our Board. The principal business address of this individual is c/o Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach CA, 90808.

26.	The principal business address of this individual is 620 Old San Francisco Rd., Sunnyvale, CA 94086.

27.	The principal business address of this individual is 4424 Ridge Street, Chevy Chase, MD 20815.

28.	The principal business address of this individual is 226 N. Columbus Street, Arlington, VA 22203.

29.	The principal business address of this individual is 4826 Alton Place NW, Washington, DC 20016.

30.	The principal business address of this individual is 944 Barton Oaks Place, Herndon, VA 20170.

31.	The principal business address of this individual is 74 North Clinton Street, Doylestown, PA 18901.

32.	The principal business address of this individual is 74 North Clinton Street, Doylestown, PA 18901.

33.	The principal business address of this individual is 74 North Clinton Street, Doylestown, PA 18901.

34.	The principal business address of this individual is 74 North Clinton Street, Doylestown, PA 18901.

35.	The principal business address of this individual is 74 North Clinton Street, Doylestown, PA 18901.

36.	The principal business address of this individual is 822 S. Arlington Mill Dr., Apt 204, Arlington, VA 22204.

37.	The principal business address of this individual is 17700 Kirk Lane, Rockville, MD 20853.

PLAN OF DISTRIBUTION

The Selling Securityholders may resell or redistribute the shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named Selling Securityholders (including but not limited to persons who receive shares of common stock from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “Selling Securityholders” in this prospectus. The Selling Securityholders may sell shares of our common stock by one or more of the following methods, without limitation:

•

block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the securities may be listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the securities, whether or the options are listed on an options exchange;

•	through the distribution for value of the securities by any security holders to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and any Selling Stockholder to sell a specified number of the securities at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The Selling Securityholders may also transfer the securities by gift.

The Selling Securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a Selling Stockholder. Broker-dealers may agree with a selling security holder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell shares of the common stock acting as agent for a Selling Stockholder, it may purchase as principal any unsold shares of the common stock at the stipulated price. Broker-dealers who acquire shares of our common stock as principals may thereafter resell the shares of the common stock from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares of the common stock are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the Selling Securityholders may pledge, hypothecate or grant a security interest in some or all of the shares of the common stock owned by them. The pledgees, secured parties or persons to whom the shares of common stock have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Securityholders. The number of a Selling Stockholder’s shares of common stock offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that Selling Stockholder’s shares of common stock will otherwise remain unchanged. In addition, a Selling Stockholder may, from time to time, sell the shares of the common stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares of the common stock offered under this prospectus may be used to cover short sales.

Any underwriters, brokers, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares of common stock sold by them may be deemed to be underwriting discounts and commissions.

A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares of common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares of the common stock by those broker-dealers. A Selling Stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of the common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares of the common stock. A Selling Stockholder may also loan or pledge the shares of common stock offered hereby to a broker-dealer and the broker-dealer may sell the shares of common stock offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares of common stock offered hereby.

The Selling Securityholders and other persons participating in the sale or distribution of the shares of the common stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our common stock in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of the common stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will agree to indemnify the Selling Securityholders and their respective officers, directors, employees and agents, and any underwriter or other person who participates in the offering of the securities, against specified liabilities, including liabilities under the federal securities laws or to contribute to payments the underwriters may be required to make in respect of those liabilities pursuant to the Second Amended and Restated Registration Rights Agreement. The Selling Securityholders will agree to indemnify us, the other Selling Securityholders and any underwriter or other person who participates in the offering of the securities, against specified liabilities arising from information provided by the Selling Securityholders for use in this prospectus or any accompanying prospectus supplement, including liabilities under the federal securities laws pursuant to the Second Amended and Restated Registration Rights Agreement. In each case, indemnification may include each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws or is required to contribute to payments the underwriters may be required to make in respect of those liabilities.

We will not receive any proceeds from sales of any securities by the Selling Securityholders.

We cannot assure you that the Selling Securityholders will sell all or any portion of the securities offered hereby.

We will supply the Selling Securityholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act in connection with any resale or redistribution by a Selling Stockholder, we will file a prospectus supplement setting forth:

•	the aggregate number of securities to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•

any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a Selling Stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of securities through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the shares of our common stock offered by this prospectus will be passed upon by Goodwin Procter LLP, Redwood City, California.

EXPERTS

The Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022 of Rocket Lab USA, Inc. incorporated by reference in this Prospectus, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. You may obtain copies of the registration statement and its exhibits via the SEC’s EDGAR database.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the SEC. You may obtain documents that we file with the SEC at www.sec.gov.

Our website address is https://www.rocketlabusa.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be accessed through, our website as part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 24, 2022;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2021, from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on May 2, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 16, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 11, 2022;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 9, 2022;

•

Current Reports on Form 8-K filed with the SEC on January 7, 2022, January  19, 2022, January  21, 2022, February  24, 2022, April 15, 2022, June 27, 2022, September 6, 2022, and October 28, 2022 (excluding information furnished pursuant to Items 2.02 or 7.01, or corresponding information furnished under Item 9.01 or included as an exhibit); and

•

The description of our common stock and warrants contained in our Registration Statement on Form 8-A filed with the SEC on September 24, 2020, including any amendments or reports filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of the documents incorporated by reference into this prospectus but not delivered with the prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address: Rocket Lab USA, Inc., 3881 McGowen Street, Long Beach, California 90808, Attention: Corporate Secretary, or by telephone request to (714) 465-5737.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.rocketlabusa.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

Up to 279,438,367 Shares of Common Stock

PROSPECTUS

, 2022

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.

All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$	*	*
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous fees and expenses		*

Total expenses	$	*

*	These fees and expenses are calculated based on the amount of securities offered and accordingly cannot be estimated at this time.
**	Previously paid.

We will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. The Selling Securityholders will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities.

ITEM 15.	Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Rocket Lab’s Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability: (i) for any breach of a director’s duty of loyalty to Rocket Lab or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws of Rocket Lab provide that: (i) Rocket Lab is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) Rocket Lab may indemnify its other employees and agents as set forth in the DGCL; (iii) Rocket Lab is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.

Rocket Lab has also entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of Rocket Lab for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into or to be entered into between Rocket Lab and each of its directors and executive officers may be sufficiently broad to permit indemnification of Rocket Lab’s directors and executive officers for liabilities arising under the Securities Act. Rocket Lab carries liability insurance for its directors and officers. Certain of Rocket Lab’s directors will also indemnified by their employers with regard to service on our Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Rocket Lab pursuant to the foregoing provisions, Rocket Lab has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Index

Exhibit Number	Description

2.1†	Agreement and Plan of Merger, dated as of March 1, 2021, by and among Vector Acquisition Corporation, Rocket Lab USA, Inc. and Prestige Merger Sub, Inc., as amended by Amendment No. 1 thereto, dated May 7, 2021, and Amendment No. 2 thereto, dated June 25, 2021 (incorporated by reference to Annex A to the proxy statement/prospectus filed by Vector Acquisition Corporation on July 21, 2021).

2.2	Agreement and Plan of Merger, by and among Rocket Lab USA, Inc., Supernova Acquisition Corp., SolAero Holdings, Inc., and Fortis Advisors LLC as stockholder representative, dated as of December 10, 2021 (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Rocket Lab USA, Inc. on December 13, 2021).

4.1	Certificate of Incorporation of Rocket Lab USA, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Rocket Lab USA, Inc. on August 30, 2021).

4.2	Bylaws of Rocket Lab USA, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Rocket Lab USA, Inc. on August 30, 2021).

4.3	Description of Registrant’s Securities (incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K filed by Rocket Lab USA, Inc. on March 24, 2022).

5.1	Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.1 to the Pre- Effective Amendment No. 1 to the Registration Statement on Form S-1 filed by Rocket Lab USA, Inc. on October 1, 2021 (File Nos. 333-259797 and 333-257440)).

5.2	Opinion of Goodwin Procter LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed by Rocket Lab USA, Inc. on May 6, 2022 (File No. 333-264781)).

23.1*	Consent of Deloitte & Touche LLP independent registered public accounting firm.

23.2	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24 to the Registration Statement on Form S-1 (File No. 333-259797) filed by Rocket Lab USA, Inc. on September 24, 2021).

24.2	Power of Attorney (incorporated by reference to Exhibit 24 to the Registration Statement on Form S-1 (File No. 333-264781) filed by Rocket Lab USA, Inc. on May 9, 2022).

107*	Filing fee table.

*	Filed herewith.
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

ITEM 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Long Beach, California, on November 22, 2022.

ROCKET LAB USA, INC.

By:	/s/ Adam Spice
Name:	Adam Spice
Title:	Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Rocket Lab USA, Inc., hereby severally constitute and appoint Peter Beck, Adam Spice and Arjun Kampani, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Post-Effective Amendment No. 3 to Form S-4 on Form S-3, Post-Effective Amendment No. 2 to Form S-1 on Form S-3 and Post-Effective Amendment to Form S-1 on Form S-3 filed herewith and any and all amendments (including post-effective amendments) to said Registration Statement, and any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with said Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and on our behalf in our capacities as officers and directors to enable Rocket Lab USA, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter Beck	Chief Executive Officer and President (Principal Executive Officer)	November 22, 2022

/s/ Adam Spice Adam Spice	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2022

* David Cowan	Director	November 22, 2022

* Michael Griffin	Director	November 22, 2022

* Matthew Ocko	Director	November 22, 2022

* Jon Olson	Director	November 22, 2022

* Merline Saintil	Director	November 22, 2022

* Alex Slusky	Director	November 22, 2022

* Sven Strohband	Director	November 22, 2022

/s/ Edward Frank Edward Frank	Director	November 22, 2022

/s/ Adam Spice Adam Spice As Attorney-in-Fact